EXHIBIT “2”

APPLICANT’S FINANCIALS FOR THREE AND NINE MONTHS ENDED 31 MARCH 2018

WATERSIDE CAPITAL CORPORATION

BALANCE SHEETS

As of March 31, 2018 (Unaudited) and June 30, 2017

	June 30, 2017	(Unaudited) March 31, 2018
ASSETS
Cash	$-	$7,590
TOTAL ASSETS	$-	$7,590

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	$-	$845
Accrued Interest Payable	147,569	147,569
Judgment Payable	10,427,300	10,427,300
Accrued Interest Payable – Roran	-	2,914
Total Current Liabilities	10,574,869	10,580,628

Convertible Note Payable - Roran, net of debt discount	-	42,124
Total Liabilities	10,574,869	10,622,752

Equity
Common Stock, par value $1.00, 10,000,000 shares authorized, 1,915,548 shares issued and outstanding	1,915,548	1,915,548
Additional Paid-In Capital	15,479,680	15,523,144
Accumulated Deficit	(27,970,097)	(28,053,854)
Total Equity	(10,574,869)	(10,615,162)
TOTAL LIABILITIES & EQUITY	$-	$7,590

WATERSIDE CAPITAL CORPORATION

STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended March 31, 2018 and 2017

(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	March 31,		March 31,
	2018	2017	2018	2017

Income
Interest – Other	$-	$-	$-	$-
Total Income	-	-	-	-
Expense
Realized and Unrealized Loss on Investments	-	-	-	100,425
Administrative Expenses	25,842	66,001	69,593	162,633
Interest Expense	9,516	-	14,164	-
Total Expense	35,358	66,001	83,757	263,058

Net loss	$35,358	$66,001	$83,757	$263,058

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	1,915,548	1,915,548	1,915,548	1,915,548

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.03)	$(0.04)	$(0.14)

WATERSIDE CAPITAL CORPORATION

STATEMENTS OF CASH FLOWS

For the Nine Months Ended March 31, 2018 and 2017

(Unaudited)

	2018	2017
OPERATING ACTIVITIES
Net Loss	$(83,757)	$(263,058)
Adjustments to reconcile Net Loss to net cash used by operations:
Loss on investments	-	$100,425
Amortization of interest	11,250	-
Changes in assets and liabilities
Accounts Payable	2,845	-
Accrued Interest Payable	2,914	-
Net cash Used by Operating Activities	(66,748)	(162,633)

INVESTING ACTIVITIES
Proceeds from sale of investments	-	85,000
Net cash provided by investing activities	-	85,000

FINANCING ACTIVITIES
Proceeds from note payable from Roran Capital	74,338	-
Net cash provided by Financing Activities	74,388	-
Net cash increase(decrease) for period	7,590	(77,633)

Cash at beginning of period	-	458,485

Cash at end of period	$7,590	$380,852

Supplemental Non-Cash Investing and Financing Activities

Intrinsic value of embedded beneficial conversion option on convertible note payable	$43,464	$-